EXHIBIT 4.5

                      IN THE UNITED STATES BANKRUPTCY COURT

                      FOR THE SOUTHERN DISTRICT OF INDIANA

                              INDIANAPOLIS DIVISION


In re:                            )          Chapter 11
                                  )
Union Acceptance Corporation,     )
                                  )          Case No. 02-19231
                 Debtor.          )          Honorable Basil H. Lorch, III

                 DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

James H.M. Sprayregen, P.C.
Joseph U. Schorer (Admitted pro hac vice)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, IL 60601-6636
(312) 861-2000 (telephone)
(312) 861-2200 (facsimile)

Michael I. Gottfried (Admitted pro hac vice)
KIRKLAND & ELLIS LLP
777 South Figueroa Street
Los Angeles, CA 90017
(213) 680-8400 (telephone)
(213) 680-8500 (facsimile)

Michael K. McCrory
Wendy D. Brewer
BARNES & THORNBURG
11 South Meridian Street
Indianapolis, IN 46204
(317) 236-1313 (telephone)
(317) 231-7433 (facsimile)

Co-Counsel for Debtor and Debtor-in-Possession
Dated: August 6, 2003

                                TABLE OF CONTENTS

                                                                           Page



TABLE OF CONTENTS..............................................................i

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION
        OF TIME AND GOVERNING LAW..............................................1
A. Rules of Interpretation, Computation of Time and Governing Law..............1
B. Proponents of Plan..........................................................2
C. Defined Terms...............................................................2

ARTICLE II. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS...............9
A. UNCLASSIFIED CLAIMS.........................................................9
   1.       Administrative Expense Claims......................................9
   2.       Priority Claims....................................................9
B. CLASSIFIED CLAIMS AND EQUITY INTERESTS......................................9
   1.       Summary............................................................9
   2.       Class 1-Secured Claims............................................10
   3.       Class 2A-General Unsecured Claims Paid In Full....................11
   4.       Class 2B-General Unsecured Claims Paid On Effective Date..........11
   5.       Class 3-Senior Notes Claims.......................................11
   6.       Class 4-Subordinated Notes Claims.................................12
   7.       Class 5-Equity Interests..........................................13

ARTICLE III. ACCEPTANCE OR REJECTION OF THIS PLAN.............................13
A. Voting Classes.............................................................13
B. Acceptance by Impaired Classes.............................................13
C. Presumed Acceptance of this Plan...........................................13
D. Non-Consensual Confirmation................................................13

ARTICLE IV. EXECUTORY CONTRACTS AND UNEXPIRED LEASES..........................13
A. Assumption and Rejection of Executory Contracts and Unexpired Leases.......13
B. Rejection Claims; Cure of Defaults.........................................14

ARTICLE V. PROVISIONS FOR IMPLEMENTATION OF THIS PLAN.........................14
A. Vesting of Property and Assets of the Estate...............................14
B. Future Sales of Assets of the Estate.......................................14
   1.       Authority to Sell Assets..........................................14
   2.       Reduction in Post-Petition/Pre-Effective Date Interest............15
   3.       Waiver or Compromise..............................................15
   4.       Cooperation & Costs...............................................15
   5.       Incurring New Debt; Making Distributions; Etc.....................15
C. Corporate Action...........................................................16
D. Post-Effective Date Board of Directors.....................................16


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E. Cancellation and Reissuance of Notes, Instruments, Debenture...............16
F. Funding this Plan..........................................................16

ARTICLE VI. PROVISIONS REGARDING DISTRIBUTIONS................................18
A. Escrow Accounts and Distributions..........................................18
B. Delivery of Distributions..................................................18
C. Undeliverable Distributions................................................18
   1.       Holding of Undeliverable Distributions............................18
   2.       Failure to Claim Undeliverable Distributions......................18
D. Compliance with Tax Requirements/Allocation................................19
E. Time Bar to Cash Payments..................................................19
F. Distributions after Effective Date.........................................19
G. Fractional Dollars; De Minimis Distributions...............................19
H. Set-Offs...................................................................19
I. Preservation of Subordination Rights.......................................19
J. Waiver by Creditors of All Subordination Rights............................20
K. Settlement of Claims and Controversies.....................................20
L. Discharge of Claims........................................................20

ARTICLE VII. PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT
        AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS...........................20
A. Objections to Claims; Prosecution of Disputed Claims.......................20
B. Estimation of Claims.......................................................20
C. Controversy Concerning Impairment..........................................21
D. Payments and Distributions on Disputed Claims..............................21

ARTICLE VIII. RETENTION OF JURISDICTION.......................................21

ARTICLE IX. MISCELLANEOUS PROVISIONS..........................................22
A. Modification of Plan.......................................................23
B. Effectuating Documents, Further Transactions and Corporation Action........23
C. Dissolution of Creditors' Committee........................................23
D. Formation and Operation of Plan Committee..................................23
E. The Post-Effective Date Equity Committee...................................23
F. Payment of Statutory Fees..................................................24
G. Revocation of Plan.........................................................24
H. Successors and Assigns.....................................................24
I. Reservation of Rights......................................................24
J. Releases by Debtor.........................................................24
K. Exculpation; Indemnification...............................................25
L. Injunction.................................................................25
M. Indemnification of Directors, Officers and Employees.......................25
N. Assumption of D&O Insurance Policies.......................................25
O. Section 1146 Exemption.....................................................26
P. Restricted Securities......................................................26
Q. Further Assurances.........................................................26
R. Service of Documents.......................................................26

S. Transactions on Business Days..............................................27
T. Filing of Additional Documents.............................................27
U. Post-Effective Date Fees and Expenses......................................27
V. Severability...............................................................27
W. Conflicts..................................................................27
X. Term of Injunctions or Stays...............................................27
Y. Entire Agreement...........................................................28
Z. Closing of the Chapter 11 Case.............................................29

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 -------------------------------------------------------------------------------
                         DEBTOR'S PLAN OF REORGANIZATION
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
--------------------------------------------------------------------------------

     Union Acceptance Corporation is the debtor in this Chapter 11 Case. On October 31, 2002, Debtor commenced a bankruptcy case by filing a voluntary Chapter 11 petition under the Bankruptcy Code. This document is the Chapter 11 Plan proposed by Debtor. Sent to you in the same envelope as this document is the Disclosure Statement which has been approved by the Bankruptcy Court, and which is provided to help you understand this Plan. The Disclosure Statement contains a discussion of Debtor's history, business, results of operations, resolutions of material disputes, significant asset sales, proposed plan of reorganization, cash projections for the distribution of Debtor's remaining assets, and a summary of this Plan.

     This is a plan of reorganization. In other words, Debtor seeks to maintain certain limited continued operations of Debtor while distributing Net Estate Proceeds to Holders of allowed claims against it.

     DEBTOR URGES ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY. NO SOLICITATION MATERIALS OTHER THAN THE DISCLOSURE STATEMENT AND ANY SCHEDULES, EXHIBITS OR LETTERS ATTACHED THERETO OR REFERENCED THEREIN HAVE BEEN AUTHORIZED BY DEBTOR OR THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

                                   ARTICLE I.
                     DEFINED TERMS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

A. Rules of Interpretation, Computation of Time and Governing Law

     For purposes herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference herein to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented from time to time as of the Effective Date; (d) unless otherwise specified, all references herein to articles and sections are references to articles and sections hereof or hereto; (e) the words "herein," "hereof;" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan;
(f) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (i) all exhibits to this Plan are



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incorporated  into this Plan,  and shall be deemed to be  included in this Plan, regardless of when filed with the Bankruptcy Court; and (j) whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date, or as soon as practicable thereafter.

     In computing any period of time prescribed or allowed hereby, the provisions of Bankruptcy Rule 9006(a) shall apply.

     Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, without giving effect to the principles of conflict of laws thereof.

B. Proponents of Plan

     Debtor has proposed this Plan. Section II(B) contains the classification and treatment of Claims and Equity Interests against Debtor.

C. Defined Terms

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

     1. "Administrative Expense Claim" means a Claim for costs and expenses of administration under sections 503(b) of the Bankruptcy Code and referred to in sections 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of Debtor (such as wages, salaries, reimbursement obligations or commissions for services and payments for goods and other services and leased premises); (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and ending on the Confirmation Date; (iii) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C. ss.ss. 1911-1930 and (iv) any obligations designated as Allowed Administrative Expense Claims pursuant to a Final Order.

     2. "Allowed Claim" means (i) any Claim against Debtor, proof of which is timely Filed, or by order of the Bankruptcy Court is not or will not be required to be Filed, (ii) any Claim that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely Proof of Claim has been Filed, or (iii) any Claim Allowed pursuant to this Plan; provided, however, that with respect to any Claim described in clauses (i) or (ii) immediately above, such Claim shall be Allowed only if (a) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (b) such an objection is so interposed and the Claim shall have been Allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this Plan). Except as otherwise specified in this Plan or a Final Order of the Bankruptcy Court, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.

     3. "Ballot" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall indicate their acceptance or rejection of this Plan in accordance with this Plan and the Voting Instructions.

     4. "Bankruptcy Code" means Title 11 of the United States Code and applicable portions of Titles 18 and 28 of the United States Code.

     5. "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis division, or any other court having jurisdiction over the Chapter 11 Case.

     6. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to Time, as applicable to the Chapter 11 Case, promulgated under 28 U.S.C. ss. 2075 and the Local Rules of the Bankruptcy Court, as amended from time to time.

     7. "Business Day" means any day, other than a Saturday, Sunday, "legal holiday" (as defined in Bankruptcy Rule 9006(a)) or any other day on which commercial banks in Indianapolis, Indiana are required or are authorized to close by law or executive order.

     8. "Cash" means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and Cash Equivalents.

     9. "Cash Equivalents" means all investments with a maturity of three months or less when purchased.

     10. "Causes of Action" means all Claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other Entities under the Bankruptcy Code, including sections 506, 510, 542, 543, 544, 545, 547, 548 549, 500, 551, and 553 of the Bankruptcy Code or otherwise) of Debtor, Debtor-in-Possession, and/or the Estate that are or may be pending on the Effective Date or instituted by Reorganized Debtor, on behalf of the Estate, after the Effective Date against any Person or Entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order (unless released or resolved pursuant to this Plan or otherwise prior to the Effective Date).

     11. "Chapter 11 Case" means the following case styled In re: Union Acceptance Corporation, Case No. 02-19231- BHL-11, commenced by Debtor on the Petition Date.

     12. "Claim" means a claim of a Creditor against Debtor, whether or not asserted or Allowed, of the type described in Bankruptcy Code section 101(5).

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     13.  "Class"  means a category of Holders of Claims or Equity  Interests as set forth in Section II(B) herein.

     14. "Confirmation" means the entry on the docket by the Clerk of the Bankruptcy Court of the Confirmation Order.

     15. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     16. "Confirmation Hearing" means the duly noticed hearing to be held in accordance with section 1128(a) of the Bankruptcy Code at which the Confirmation Order is considered by the Bankruptcy Court.

     17. "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

     18. "Consummation" means the occurrence of the Effective Date.

     19. "Creditor" means any Entity that holds, on the Effective Date, a Claim against Debtor that arose or is deemed to have arisen before the Petition Date.

     20. "Creditors' Committee" means the Official Committee of General Unsecured Creditors appointed by the Office of the United States Trustee in this Chapter 11 case pursuant to Bankruptcy Code section 1102(a)(1). As appropriate, the term shall mean the Plan Committee after the Effective Date.

     21. "Debtor" means UAC as debtor in the Chapter 11 Case.

     22. "Debtor-in-Possession" means UAC as debtor-in-possession in the Chapter 11 Case.

     23. "D&O Insurance Policy" means collectively, (i) the directors' and officers' insurance policy in effect on the Petition Date for the benefit of Debtor's present or former board of directors and officers and (ii) any additional insurance that provides continued indemnification from claims and actions against Debtor's present or former directors or officers, or any of them individually.

     24. "Disclosure Statement" means the "Disclosure Statement for Debtor's First Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code" dated July ___, 2003, including the exhibits attached thereto, as amended, supplemented, or modified from time to time, describing this Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

     25. "Disputed" means, as of the date of determination, any Claim: (a) listed on the Schedules as unliquidated, disputed or contingent, unless and until it is Allowed; (b) as to which Debtor or any other party-in-interest has Filed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order;
(c) as to which the deadline for filing objections has not passed (whether or not an objection has been filed), unless and to the extent such Claim has been Allowed pursuant to an order that is a Final Order; or (d) is otherwise disputed by Debtor or any other party-in-interest in accordance with applicable law, which dispute has not been withdrawn or determined by a Final Order.

     26. "Disputed Claims Escrow Account" means an interest-bearing savings account maintained by Debtor solely for the purpose of paying, and sufficient to pay, all Disputed Claims in accordance with the terms of this Plan.

     27. "Effective Date" means the date selected by Debtor and which shall be reasonably acceptable to the Creditors' Committee which is one Business Day after the Confirmation Date on which the Confirmation Order becomes a Final Order, and all conditions to the Effective Date have been satisfied or, if waivable, waived, or as soon thereafter as is practicable.

     28. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

     29. "Equity Committee" means the Official Committee of Equity Holders appointed by the Office of the United States Trustee in this Chapter 11 Case.

     30. "Equity Interest" means all equity interests in Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock together with any warrants, options or contract rights to purchase or acquire such interests at any time.

     31. "Entered" or "Entry" means the recording on the Bankruptcy Court docket for the Chapter 11 Case by the clerk of the Bankruptcy Court.

     32. "Estate" means the estate of Debtor created by section 541 of the Bankruptcy Code upon the Petition Date.

     33. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Case.

     34. "Final Distribution Date" means the Business Day on which Reorganized Debtor makes final, in full, distributions satisfying all Allowed Claims.

     35. "Final Order" means an order of the Bankruptcy Court (i) as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument, reconsideration or rehearing is pending; or (ii) if an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order has been affirmed by the highest court to which such order was appealed or from which certiorari was sought, reargument, reconsideration or rehearing has been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired; provided, however, that a possibility that a motion under Rule 59 or 60 of the Federal

Rules of Civil Procedure or any analogous Bankruptcy Rule may be, but has not been, Filed with respect to such order, shall not cause such order not to be a Final Order.

     36. "Forced Liquidity Event" means the ability of certain Creditors, as provided in Section V(B)(1) herein, to force the Reorganized Debtor or its subsidiaries to engage in a sale or sales of the Retained Interests, receivables or other fixed assets of the Estate as of the Effective Date.

     37. "General Unsecured Claim" means any Claim against Debtor that is not a/an (i) Administrative Expense Claim, (ii) Priority Claim, (iii) Secured Claim,
(iv) Senior Notes Claim or (v) Subordinated Notes Claim.

     38. "Governmental Unit" has the meaning ascribed to it in section 101(27) of the Bankruptcy Code.

     39. "Holder" means the Person or Entity holding the beneficial interest in an Equity Interest or Claim.

     40. "Impaired" means a Claim that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     41. "Interim Distribution" means quarterly distributions by Reorganized Debtor to Claim Holders provided that Reorganized Debtor has at least $1.0 million of Cash on hand available for distribution, excluding the Operating Reserve.

     42. "Litigation Claims" means any Claim against Debtor resulting from the ongoing litigation and/or adversary proceedings instituted against Debtor.

     43. "Litigation Escrow Account" means an interest-bearing savings account maintained by Debtor solely for the purpose of paying, and sufficient to pay, all Litigation Claims in accordance with the terms of this Plan.

     44. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate their acceptance or rejection of this Plan in accordance with the Voting Instructions.

     45. "Master Trust Account Agreement" means that certain agreement executed on April 17, 2003 by Debtor and MBIA, among others, which details the future distribution of all proceeds collected from the receivables within UAC's securitization portfolio in excess of the amount owed to the Holders of the asset-backed securities issued in the securitization transactions. The Master Trust Account Agreement provides the structure for the funding of credit enhancement spread accounts associated with the UAC securitizations, the payment of all fees associated with the securitization trusts and the servicing of UAC's securitization portfolio and the thresholds and triggering events that allow for distribution of any excess cash flow to the estate of UAC pursuant to its Retained Interest. The terms of the Master Trust Account Agreement also provide the terms for the final settlement between UAC and MBIA with respect to the adversary proceedings brought by UAC against MBIA in the Chapter 11 Case.

     46. "MBIA" means MBIA Insurance Corporation.

     47. "Net Estate Proceeds" means, at any given point in time, the amount of money in the Estate from Cash on hand, anticipated tax refunds, anticipated Cash to be received by UAC or its subsidiaries under the Master Trust Account Agreement or UAC's securitization trusts in the form of servicer advances or Retained Interest, and refunds from dealer premium rebates, net of (i) the amounts in the Disputed Claims Escrow Account, the Litigation Escrow Account and the Professional Compensation Escrow Account, and (ii) the Operating Reserve.

     48. "Operating Reserve" means $0.5 million that Debtor must have as a reserve at the time of any interim distribution for continued operations of Reorganized Debtor to be used in the regular and ordinary course of the Reorganized Debtor's business and in furtherance of this Plan. The Operating Reserve will not be required on and after a final distribution.

     49. "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, trustee, United States Trustee, estate, unincorporated organization, government, Governmental Unit (as defined in the Bankruptcy Code), agency, or political subdivision thereof, or other entity.

     50. "Petition Date" means October 31, 2002, the date on which Debtor filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code, thereby commencing this Chapter 11 Case.

     51. "Plan" means the "Debtor's First Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code" dated July ___, 2003, together with all exhibits hereto, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof, the Bankruptcy Code and the Bankruptcy Rules.

     52. "Plan Committee" means a committee, to be formed on the Effective Date, with only the following duties: (i) overseeing the general unsecured claims reconciliation and settlement process conducted by or on behalf of Reorganized Debtor; (ii) formulating with Reorganized Debtor appropriate procedures for the settlement of Claims; (iii) overseeing the distributions to the Holders of General Unsecured Claims, Senior Notes and Subordinated Notes under this Plan including, but not limited to, the formation of and the distributions from the Disputed Claims Escrow Account; (iv) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; (v) serving as the "Creditor Representative" under the Master Trust Account Agreement (and related agreements); (vi) during the period commencing on the Effective Date and ending on July 1, 2004 approving all major decisions of the Reorganized Debtor (which approval shall not unreasonably be withheld), including, without limitation, the incurrence of any indebtedness, the making of any investment, the granting of any security interest or lien, the acquisition or sale of any material assets or any merger, consolidation or combination (unless simultaneously with any of the foregoing all of the Allowed Claims of the Reorganized Debtor and other obligations under this Plan, including interest thereon, are to be paid in full in cash), any transactions with any affiliate, any change in the compensation of the Board of Directors, the payment of any amount as a dividend or for the repurchase, redemption or other distribution with respect to


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equity ownership,  the hiring of any personnel beyond those  contemplated by the
Plan, or changing the size or nature of the business conducted as contemplated by the Plan; and (vii) engaging in such other matters as may be agreed upon between Reorganized Debtor and the Plan Committee or specified in this Plan. The Plan Committee is hereby empowered to perform all duties and take all actions specified for the Plan Committee in the Plan.

     53. "Post Effective Date Board of Directors" means the board of directors established pursuant to Section V(D) hereof.

     54. "Post-Petition/Pre-Effective Date Interest" means the interest accrued pursuant to the rates set forth in the Senior Notes and the Subordinated Notes, as the case may be, without regard to Events of Default thereunder, for the period beginning with the Petition Date and ending on the Effective Date excluding any yield maintenance premium or make-whole amounts other than such amounts attributable to May 2002 Senior Notes.

     55.  "Priority  Claim"  means a Priority  Tax Claim or a Priority  Employee
Claim.

     56. "Priority Employee Claim" means a Claim of a current or former employee of Debtor of the kind specified in section 507(a)(3) of the Bankruptcy Code.

     57. "Priority Tax Claim" means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

     58. "Professional" means a Person or Entity employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Confirmation Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     59. "Professional Compensation" means, at any given moment, all accrued fees and expenses (including but not limited to success fees) for services rendered by all Professionals in the Chapter 11 Case that the Bankruptcy Court has not denied by Final Order, to the extent such fees and expenses are anticipated to continue and/or have not been paid regardless of whether a fee application is filed for such amount. To the extent a court denies by Final Order a Professional's fees or expenses, such amounts shall no longer be considered Professional Compensation.

     60. "Professional Compensation Escrow Account" means an interest bearing savings account maintained by Debtor solely for the purpose of paying, and sufficient to pay, all Professional Compensation in accordance with the terms of this Plan.

     61. "Pro Rata" means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in such Class.

     62.  "Proof of Claim" has the  meaning  ascribed to it in  Bankruptcy  Rule
3001.

     63. "Releasees" means all officers, directors, employees, attorneys, crisis managers, financial advisors, accountants, investment bankers, agents and representatives of Debtor, whether current or former, in each case in their capacity as such, whether serving in such capacity before or after the Petition Date.

     64. "Reorganized Debtor" means Debtor after the Effective Date of this Plan during which time Debtor shall continue the operation of the business as contemplated by this Plan and perform all functions traditionally performed by a liquidating agent, disbursing agent and plan administrator including the disbursement of monies to Creditors.

     65. "Restructured Senior Notes" means those new debt obligations of Reorganized Debtor to be received by the Holders of the Allowed Class 3 Senior Notes Claims in an original principal amount equal to the total amount of the principal and unpaid pre-petition interest excluding, except with respect to the May 2002 Senior Notes, the yield maintenance premiums (make-whole amounts), owed as of the Petition Date to each such Holder under the Senior Notes, less the amount of Cash paid to such Holder on the Effective Date. The Restructured Senior Notes in respect to the May 2002 Senior Notes will include the yield maintenance premium calculated on the basis of the existing May 2002 Senior Notes as if repaid on the Effective Date.

     66. "Restructured Senior Notes Interest Rate" means a rate of 8.0% to be paid on the unpaid outstanding balance of the Restructured Senior Notes.

     67. "Restructured Subordinated Notes" means those new debt obligations of Reorganized Debtor to be received by the Holders of Allowed Class 4 Subordinated Notes Claims in an original principal amount equal to the total amount of the principal and unpaid pre-petition interest, excluding the yield maintenance premiums (make-whole amounts) owed as of the Petition Date to each such Holder under the Subordinated Notes.

     68. "Restructured Subordinated Notes Interest Rate" means a rate that in no event shall be less than 10.0% or greater than 12.0% to be paid in the unpaid outstanding balance of the Restructured Subordinated Notes in accordance with the terms herein and Exhibit 1 to this Plan.

     69. "Retained Interest" means the amount held by UAC Securitization Corporation and Performance Securitization Corporation to which UAC is entitled from residual cash flows from the securitizations it completed, in addition to the base servicing fees UAC received for the servicing and collection of the receivables it acquired. The Retained Interest represents collections on the receivables within the securitized portfolio in excess of the amounts required to pay the principal and interest on the asset backed securities issued in the securitizations and other fees relating to the securitizations.

     70. "Sales" means the sale of Debtor's assets including sale of (i) substantially all receivables securing two revolving warehouse credit facilities, commonly known as the BofA Facility and the Wachovia Facility, with a total capacity of $550.0 million and financed by Debtor's wholly-owned subsidiaries, (ii) the assets related to Debtor's business as servicer with respect to Debtor's securitized automobile receivables, and (iii) a portfolio of auto loan receivables having an approximate principal balance as of March 31, 2003 of approximately $4.8 million, also known as the "Debtor-Owned Receivables".

     71. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires Debtor to file pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms prescribed by the Judicial Conference of the United States in accordance with Bankruptcy Rule 9009, and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

     72. "Secured Claim" means (a) a Claim that is secured by s lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Creditor's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

     73. "Senior Accrual Notes" means those new debt obligations of Reorganized Debtor to be received by the Holders of Allowed Class 3 Senior Notes Claims in an original principal amount equal to the Post-Petition/Pre-Effective Date Interest and accruing interest at a rate of 4.75% from the Effective Date to the date of payment.

     74. "Senior Notes" means (i) $65.0 million in notes issued by Debtor in March 1997 and due December 27, 2002, comprised of Senior Notes issued as "Series A" in the principal amount of $50.0 million at 7.75% interest (the "Series A Senior Notes") and as "Series B" in the principal amount of $15.0 million at 7.97% interest (the "Series B Senior Notes"), of which the outstanding principal balance and accrued interest as of the Petition Date was approximately $33.7 million and $10.1 million respectively and (ii) $11.0 million of 12.0% unsecured Senior Notes issued by Debtor in a private placement in May 2002 and due April 30, 2007 (the "May 2002 Senior Notes"), of which the outstanding principal balance and accrued interest as of the Petition Date was approximately $11.1 million.

     75. "Solicitation Agent" means Bankruptcy Management Corporation, or such other Person appointed by order of the Bankruptcy Court, who shall be responsible for the administration of the entire voting process, including, among other things, determining parties eligible to vote on this Plan, identifying registered and benefit debt and equity holders, developing presentation and design of solicitation materials, producing and distributing solicitation materials, daily tabulation reporting and certification of voting.

     76. "Subordinated Accrual Notes" means those new debt obligations of the Reorganized Debtor to be received by the Holders of Allowed Class 4 Subordinated Notes Claims in an original principal amount equal to the Post-Petition/Pre-Effective Date Interest and accruing interest at the rate of 4.75% from the Effective Date to the date of payment.

     77. "Subordinated Notes" means $46.0 million of 9.99% Senior Subordinated Notes issued by Debtor in a private placement in April 1996 and due March 30, 2003, of which the outstanding principal balance and accrued interest as of the Petition Date was approximately $46.4 million.

     78. "Trade Debt Interest Rate" means a rate of 8.0% to be paid on the unpaid outstanding balance of the General Unsecured Claims.

     79. "UAC" means Union Acceptance Corporation, an Indiana corporation.

     80.  "Unimpaired"  means a Claim that is  unimpaired  within the meaning of section 1124 of the Bankruptcy Code.

     81. "Unimpaired Class" means Class 1 and Class 5, which are not Impaired Classes within the meaning of section 1124 of the Bankruptcy Code.

     82. "Voting Deadline" means _____________, 2003 at _____ p.m., (prevailing ________ time).

     83. "Voting Instructions" means the instructions for voting on this Plan contained in the section of the Disclosure Statement entitled "VOTING AND CONFIRMATION PROCEDURES" and in the Ballots and the Master Ballots.

                                  ARTICLE II.
              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     As required by the Bankruptcy Code, this Plan classifies Claims and Equity Interests in various Classes according to their right to priority of payments as provided in the Bankruptcy Code, states whether each Class of Claims or Equity Interests is Impaired or Unimpaired, and provides the treatment each Class will receive under this Plan.

A. UNCLASSIFIED CLAIMS

     Certain types of Claims are not placed into voting classes; instead they are unclassified. They are not considered Impaired and they do not vote on this Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, Debtor has not placed the following Claims in a Class. The treatment of these claims is provided below.

     1.   Administrative Expense Claims

     a.   Treatment.

     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash (i) on the Effective Date of this Plan or as soon thereafter as is practicable, (ii) if such Administrative Expense Claim is Allowed after the Effective Date of this Plan, on the date such Administrative Expense Claim is Allowed, or as soon thereafter as is practicable, or (iii) upon such other terms as may be agreed by such Holder and Debtor or otherwise upon an order of the Bankruptcy Court; provided that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by Debtor pursuant to this Plan will be assumed on the Effective Date of this Plan and paid or performed by Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

     b.   Bar Date For Administrative Expense Claims.

     All applications for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date, and any other request for compensation by any person or entity for making a substantial contribution in the Chapter 11 Case, and all other requests for payment of an Administrative Expense Claim incurred before the Effective Date under sections 507(a)(1) or 503(b) of the Bankruptcy Code (except only for Claims under 28 U.S.C. section 1930) shall be filed no later than forty five
(45) days after the Effective Date. Any such Claim not filed by this deadline shall be forever barred, and any Creditor who is required to file a request for payment of such Claim and who does not file such request by the applicable bar date shall be forever barred from asserting such Claim against the Estate or any of its respective property.

     2.   Priority Claims

     Priority Claims are comprised of Priority Tax Claims and Priority Employee Claims, if any. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Priority Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Priority Claim.

B. CLASSIFIED CLAIMS AND EQUITY INTERESTS

     1.   Summary

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests in or against Debtor for all purposes, including, if applicable, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date.

     The allowance, classification and treatment of all Allowed Claims and the classification and treatment of Equity Interests and the distributions to the Holders of Allowed Claims and treatment of the Holders of Allowed Claims and Equity Interests hereunder take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise.

     Summary of Classification and Treatment of Claims and Equity Interests

Class         Claim                         Status          Voting Right
------------- --------------------------------------------- --------------------

1             Secured Claims                Unimpaired      Deemed to Accept

2A            General Unsecured Claims      Impaired        Entitled to vote
              Paid in Full

2B            General Unsecured Claims      Impaired        Entitled to vote
              Paid on the Effective Date

3             Senior Notes Claims           Impaired        Entitled to vote

4             Subordinated Notes Claims     Impaired        Entitled to vote

5             Equity Interests              Unimpaired      Deemed to Accept



     2. Class 1-Secured Claims

     a. Classification: Class 1 consists of the Secured Claims. As of the date of the filing of this Plan, Debtor is unaware of any outstanding Secured Claims. Debtor, does not believe that there will be any Allowed Secured Claims.

     b. Treatment: To the extent that any Person asserts a Secured Claim, this Plan will not alter any of the legal, equitable and contractual rights of the Holders of Class 1 Secured Claims, if any. Unless otherwise agreed to by the Holder of the Allowed Class 1 Secured Claim, if any, and Debtor, each Holder of an Allowed Class 1 Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Secured Claim, one of the following treatments, in the sole discretion of Debtor:

          (i) the payment of Cash equal to the amount of such Holders' Allowed Class 1 Secured Claim payable on the Effective Date or as soon thereafter as is practicable;

          (ii) the payment of the sale or disposition proceeds of the collateral securing each such Allowed Class 1 Secured Claim to the extent of the value of the Holder's interest in such property;

          (iii) the surrender to each Holder of all collateral securing each such Allowed Class 1 Secured Claim without representation or warranty by or further recourse against Debtor; provided that, such surrender must render each such Allowed Class 1 Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code; or

          (iv) treatment in any other manner so as to render the Allowed Class 1 Secured Claim otherwise Unimpaired pursuant to section 1124 of the Bankruptcy Code.

     c. Voting: Class 1 is Unimpaired and the Holders of Class 1 Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

     3.   Class 2A -- General Unsecured Claims Paid In Full

     a. Classification: Class 2A consists of the General Unsecured Claims against Debtor other than Holders of General Unsecured Claims who have elected treatment as Class 2B. Class 2A may include, without limitation, Holders of Claims for executory contract and lease rejection damages and trade and dealer payables. Such General Unsecured Claims are not entitled to priority under Bankruptcy Code Section 507(a).

     b. Treatment: On the Effective Date, or as soon thereafter as is practicable, Holders of Allowed Class 2A General Unsecured Claims shall receive a Pro Rata distribution, in Cash, of the available Net Estate Proceeds on par with the amounts that would be distributed, in the aggregate, to Holders of Allowed Class 3 Senior Notes Claims and Class 4 Subordinated Notes Claims. Provided that there is at least $1.0 million of cash on hand available for distribution, excluding the Operating Reserve, Reorganized Debtor, thereafter, shall make Interim Distributions to the Holders of Allowed Class 2A General Unsecured Claims on the same basis until the Holders of Allowed Class 2A General Unsecured Claims are paid in full and final satisfaction of their respective Allowed Class 2A General Unsecured Claims. Until such time as the Allowed Class 2A General Unsecured Claims are satisfied in full, the outstanding principal balance of such claims shall earn interest at the Trade Debt Interest Rate, commencing on the Effective Date. Debtor ultimately anticipates 100% recovery for the Holders of Allowed Class 2A General Unsecured Claims.

     c. Voting: Class 2A is Impaired and the Holders of Class 2A General Unsecured Claims are entitled to vote to accept or reject this Plan.

     4.   Class 2B -- General Unsecured Claims Paid On Effective Date

     a. Classification: Class 2B consists of the General Unsecured Claims against Debtor that have elected treatment under Class 2B. Only a Holder of a General Unsecured Claim in an amount up to $50,000, or who voluntarily reduces their claim to $50,000 or less, may elect to receive treatment under Class 2B. Class 2B General Unsecured Claims are not entitled to priority under Bankruptcy Code section 507(a).

     b. Treatment: On the Effective Date or as soon thereafter as is practicable, Holders of Allowed Class 2B General Unsecured Claims shall receive, in full and final satisfaction of their Allowed Class 2B General Unsecured Claims, payment of Cash equal to 87.5% of the amount of such Holder's Allowed Class 2B General Unsecured Claim.

     c. Voting: Class 2B is Impaired and the Holders of Class 2B General Unsecured Claims who have elected treatment under Class 2B are entitled to vote to accept or reject this Plan.

     5.   Class 3 -- Senior Notes Claims

     a. Classification: Class 3 consists of the Senior Notes Claims.

     b. Treatment: Holders of Allowed Class 3 Senior Notes Claims shall receive on the Effective Date or as soon thereafter as is practicable: (a) a pro rata distribution, in Cash, of the available Net Estate Proceeds in an amount on par with amounts payable to the holders of Allowed Class 2A General Unsecured Claims, and of Allowed Class 4 Subordinated Notes Claims, but also taking into account the subordination of the Allowed Class 4 Subordinated Notes Claims to the Allowed Class 3 Senior Notes Claims such that distributions otherwise payable to holders of Allowed Class 4 Subordinated Notes Claims shall be paid over to the holders of the Allowed Class 3 Senior Notes Claims, (b) the Restructured Senior Notes, and (c) the Senior Accrual Notes:

          (i) Restructured Senior Notes: The Restructured Senior Notes will be deemed to have been issued in exchange for the Senior Notes and will provide for interest at an annual rate of 8.0% commencing on the Effective Date, paid quarterly in Cash (the "Senior Notes Interest"). Senior Notes Interest shall be paid prior to any payment of principal on the Restructured Senior Notes.

          (ii) Senior Accrual Notes: The Senior Accrual Notes will provide for interest to accrue from the Effective Date at an annual rate of 4.75%. Interest and principal will be paid out to holders of Senior Accrual Notes Claims and holders of Subordinated Accrual Notes Claims on a pari passu basis subsequent to payment in full of all interest and principal on the Restructured Senior Notes and the Restructured Subordinated Notes.

          (iii) Yield Maintenance Claims: Since interest is being paid at full contract rates through maturity, yield maintenance provisions (make-wholes) in the Senior Notes Claims shall not be paid except with respect to the May 2002 Senior Notes, which May 2002 Senior Notes will be entitled to a claim for such payment calculated on the basis of the existing May 2002 Senior Notes as if repaid on the Effective Date. The yield maintenance claim of the holders of the May 2002 Senior Notes shall be in an amount not to exceed $440,000. Notwithstanding any other yield maintenance claims included in proofs of claim filed by the holders of Class 3 Senior Notes, all such claims with the exception of the claims of the holders of the May 2002 Senior Notes as provided herein shall be waived and of no further effect without the need for further objection.

     c. Voting: Class 3 is Impaired and the Holders of Class 3 Senior Notes Claims are entitled to vote to accept or reject this Plan.

     6.   Class 4 -- Subordinated Notes Claims

     a. Classification: Class 4 consists of the Subordinated Notes Claims.

     b. Treatment:

          (i) Restructured Subordinated Notes: The Restructured Subordinated Notes will be deemed to have been issued in exchange for the Subordinated Notes and will provide for interest at the Restructured Subordinated Notes Interest Rate. Interest payments on the Restructured Subordinated Notes shall be paid prior to the payment of principal on the Restructured Subordinated Notes. Adjustments to the Restructured Subordinated Notes Interest Rate would be made in increments of 50 basis points for each "step" of performance improvement. The steps would occur between actual cumulative weighted average loss rates determined by schedules developed from projections for lifetime loss rates of 8.53% and 8.13% and would go up by a maximum additional 2%. Exhibit H hereto sets forth the targets for performance improvement steps for each quarter against which the actual results reflected in the portfolio servicing reports can be tested to determine if any adjustment in the Subordinated Notes Interest is required. The test would be applied on a quarterly basis and applied to the then-completed quarter based on the most recently reported actual cumulative weighted average loss performance, provided that if loss rates later increased, the interest rate would be adjusted downward as well (but not below 10%). Interest on the Restructured Subordinated Notes will be PIK (i.e., compounded) until December 31, 2003, on a quarterly basis. After such date, interest on the Restructured Subordinated Notes will be current cash pay (with a PIK component to the extent that cash is not available or reserved to make current cash payments). The Reorganized Debtor shall create an interest reserve from the $10.2 million anticipated tax refund relating to the year ended June 30, 2003 to provide for all scheduled Restructured Subordinated Note interest payments during 2004.

          (ii) Subordinated Accrual Notes: The Subordinated Accrual Notes will provide for interest to accrue from the Effective Date at an annual rate of 4.75%. Interest and principal will be paid out to holders of Senior Accrual Notes Claims and holders of Subordinated Accrual Notes Claims on a pari passu basis subsequent to payment in full of all interest and principal on the Restructured Senior Notes and the Restructured Subordinated Notes.

          (iii) Yield Maintenance Claims: Since interest is being paid at full contract rates through maturity, yield maintenance provisions (make-wholes) in the Subordinated Note Claims shall not be paid. Notwithstanding any yield maintenance claims included in proofs of claim filed by the holders of Class 4 Subordinated Notes, all such claims shall be waived and of no further effect without the need for further objection.

     c. Voting: Class 4 is Impaired and Holders of Allowed Class 4 Subordinated Notes Claims are entitled to vote to accept or reject this Plan.

     7.   Class 5 -- Equity Interests

     a. Classification: Class 5 consists of the Equity Interests in Debtor.

     b. Treatment: On the Effective Date, Class 5 Equity Interests will retain their equity interests.

     c. Voting: Class 5 is Unimpaired and the Holders of Class 5 Equity Interest Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject this Plan.

                                  ARTICLE III.
                      ACCEPTANCE OR REJECTION OF THIS PLAN

A. Voting Classes

     Subject to Article V hereof, Claim Holders in each Impaired Class of Claims are entitled to vote as a class to accept or reject this Plan. Each Holder of an Allowed Claim in Classes 2A, 2B, 3, and 4 shall be entitled to vote to accept or reject this Plan.

B. Acceptance by Impaired Classes

     An Impaired  Class of Claims shall be deemed to have  accepted this Plan if
(a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.

C. Presumed Acceptance of this Plan

     Classes 1 and 5 are Unimpaired under this Plan, and, therefore, are presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

D. Non-Consensual Confirmation

     To the extent that any Impaired Class rejects this Plan or is deemed to have rejected this Plan, Debtor will request Confirmation of this Plan as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. Debtor reserves the right to alter, amend, modify, revoke or withdraw this Plan or any amendment or supplement thereto, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

                                  ARTICLE IV.
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

     Any executory contracts or unexpired leases that have not expired by their own terms or which Debtor has terminated pursuant to the terms of the applicable agreement on or prior to the Effective Date, which Debtor has not assumed and assigned or rejected with the approval of the Bankruptcy Court, or that are not the subject of a motion to assume the same pending as of the Effective Date, shall be deemed rejected by Debtor on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B. Rejection Claims; Cure of Defaults

     If the rejection of an executory contract or unexpired lease results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a Proof of Claim that has been Filed, shall, unless otherwise ordered by the Bankruptcy Court or provided for in this Plan, be forever barred and shall not be enforceable against Debtor, the Estate, or their properties, successors or assigns, unless a Proof of Claim is Filed and served upon counsel for Debtor and the Creditors' Committee within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.

                                   ARTICLE V.
                   PROVISIONS FOR IMPLEMENTATION OF THIS PLAN

A. Vesting of Property and Assets of the Estate

     On the Effective Date, any and all property of the Estate that is not distributed under this Plan shall remain property of the Estate under the exclusive control of Reorganized Debtor and, as provided herein, the Plan Committee.

B. Future Sales of Assets of the Estate

     1. Authority to Sell Assets

     On and after the Effective Date until June 30, 2004, subject to compliance with the Servicing Transfer Agreement by and among Debtor, Systems and Services Technologies, Inc., MBIA Insurance Corporation, Creditor Representative and certain other parties, dated April 17, 2003 and in all other agreements executed by Debtor in connection therewith on or about the same date, Reorganized Debtor shall have the sole authority to engage in a sale, sales or disposition of Retained Interests or other assets of the Estate as of the Effective Date for fair market value, without further approval of the Bankruptcy Court (unless otherwise warranted by the circumstances at the time of such sale), but only with the support of the Plan Committee, or if simultaneously with such sale or disposition all of the Allowed Claims, including interest thereon, is to be paid in full in cash; provided however that Reorganized Debtor shall provide the Plan Committee and the Equity Committee (if in existence) with at least twenty days notice prior to engaging in such sale, and the Plan Committee and the Equity Committee (if in existence) may request intervention of the Bankruptcy Court to resolve any dispute with respect to such sale or disposition. On and after July 1, 2004, the holders of the majority in principal amount of the Restructured Subordinated Notes and holders of Class 2 General Unsecured Claims may force the Reorganized Debtor to engage in a Forced Liquidity Event. In addition, from October 1, 2004 - December 31, 2004, if any obligations remain outstanding in respect of the Restructured Senior Notes, the holders of the majority in principal amount of the Restructured Senior Notes may cause a Forced Liquidity Event on the same terms and conditions as could the holders of the Restructured Subordinated Notes, so long as any such amounts remain outstanding for any reason other than the failure of Reorganized Debtor to receive the anticipated tax refund in the approximate amount of $10.2 million in respect of losses incurred in its fiscal year ended June 30, 2003. On or after January l, 2005, the majority of the holders in principal amount of the Restructured Senior Notes and the Class 2 General Unsecured Claims may cause a Forced Liquidity Event without penalty and without restriction at any time. The Creditors who cause such a Forced Liquidity Event must give not less than sixty (60) days advance written notice to the Reorganized Debtor, members of the Equity Committee and the Plan Committee, and each of the respective parties' counsels of a Forced Liquidity Event, which notice may be given not more than thirty (30) days prior to the relevant period for exercise of such right (for example, June 1, 2004 for the initial period starting July 1, 2004). A Forced Liquidity Event shall be subject to any contractual conditions to which the Debtor or its Subsidiaries are parties.

     With respect to any Forced Liquidity Event, the Creditors electing to cause such an event shall control the process, unless the Holders of the Restructured Senior Notes and the Restructured Subordinated Notes each elect to cause the Force Liquidity Event, in which case the process shall be controlled by the holders of the Restructured Senior Notes. All decisions on behalf of the Creditors causing a Forced Liquidity Event will be made by holders with a majority of outstanding amounts of Restructured Senior Notes or of Restructured Subordinated Notes and the Class 2 General Unsecured Claims, as the case may be, but, in each case, without regard to any obligations held or controlled by the holders of the Class 5 Equity Interest or any of their affiliates. Notwithstanding the foregoing, the Bankruptcy Court shall retain jurisdiction to address any sale or dispute in connection with a Forced Liquidity Event.

     2.   Reduction in Post-Petition/Pre-Effective Date Interest

     If a Forced Liquidity Event were to occur during the period from July 1, 2004 to September 30, 2004, the principal amount of the Senior Accrual Notes and the Subordinated Accrual Notes shall be reduced by $3.3 million. If a Forced Liquidity Event occurred during the period from October 1, 2004 to December 31, 2004, the principal amount of the Senior Accrual Notes and the Subordinated Accrual Notes shall be reduced by $1.67 million. In each case, the amounts of the Senior Accrual Notes and the Subordinated Accrual Notes to be reduced shall be ratable (based on aggregate outstanding principal).

     3.   Waiver or Compromise

     In the event of a Forced Liquidity Event, the majority Holders of the Restructured Senior Notes or the Restructured Subordinated Notes, as the case may be, may compromise or waive the principal on the Senior Accrual Notes or the Subordinated Accrual Notes, respectively, as set forth in the immediately preceding paragraph, provided, that in each case, the treatment of such amounts, as it relates to Senior Accrual Notes and Subordinated Accrual Notes, is on a pari passu basis.

     4.   Cooperation & Costs

     In the case of a Forced Liquidity Event, the holders of Class 5 Equity Interest Claims agree to cooperate in the liquidation effort and further agree to not, in any way, frustrate or delay such a liquidation. The Debtor and the Creditors' Committee agree to develop and implement a mutually agreeable sales process and timetable and further agree to utilize the retained jurisdiction of the Bankruptcy Court in such a sales process.

     If a Forced Liquidity Event is begun but is not successfully concluded because the Creditors have determined that it would produce insufficient recoveries, 50.0% of the costs of such sale effort above $0.5 million will be borne by the Creditors in the form of reduced recoveries on the Senior Accrual Notes and Subordinated Accrual Notes. Such a reduction shall be made ratably as between the holders of the Restructured Senior Notes and Restructured Subordinated Notes based on aggregate outstanding principal.

     Only reasonable costs will be incurred, in the reasonable judgment of the advisors to the Reorganized Debtor and the Plan Committee; if such advisors disagree, the matter will be referred to a mutually acceptable party that would decide appropriate process and cost structure.

     Creditors further agree that the Reorganized Debtor and/or holders of Equity Interests may, at any time, finance or refinance and, to the extent possible, Creditors agree to cooperate with facilitating such a financing or refinancing. Any such refinance must pay all outstanding Allowed Claims of the Reorganized Debtor and other amounts owed pursuant to this Plan, including, in each case, interest, in full in Cash or unless approved by the Plan Committee (which approval shall not be unreasonably withheld).

     5.   Incurring New Debt; Making Distributions; Etc.

     For so long as any amounts remain due under the Restructured Senior Notes, the Restructured Subordinated Notes, the Senior Accrual Notes, the Subordinated Accrual Notes or to the holders of Class 2 Claims (collectively, the "Senior Debt"), the Reorganized Debtor (not inclusive of any subsidiaries thereof), shall not: (a) incur any new debt (including any credit-like liabilities incurred by the Reorganized Debtor except for trade debt incurred in the ordinary course) unless such new debt is expressly subordinated in payment rights to the Senior Debt; (b) pay any amount as a dividend or for repurchase, redemption or other distribution with respect to equity ownership; (c) grant any security interest or lien, except as to purchase money security interests; or
(d) transfer, encumber or otherwise dispose of the Retained Interests unless simultaneously with such transfer, encumbrance or disposition, all of the Allowed Claims and other obligations under this Plan, including interest thereon, are to be paid in full in cash or unless approved by the Plan Committee (which approval shall not be unreasonably withheld).

C. Corporate Action

     Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under this Plan involving the corporate structure of Debtor shall be deemed authorized and approved without any requirement of further action by Debtor, the Equity Interest Holders or Debtor's board of directors.

D. Post-Effective Date Board of Directors

     On the Effective Date, the then-incumbent board of directors initially shall be reduced to three (3) members and shall serve as the Post-Effective Date Board of Directors and such Post-Effective Date Board of Directors shall thereafter be established, elected and re-elected in accordance with the Company's existing charter and bylaws. The Post-Effective Date Board of Directors may be increased to five (5) members at the sole discretion of the Post-Effective Date Board, and may be increased in excess of five members with the consent of the Plan Committee, which consent shall not be unreasonably withheld. All final actions to be taken by Reorganized Debtor with respect to the assets of the Estate shall be done under the authorization or direction of the Post-Effective Date Board of Directors but the Plan Committee shall be kept apprised of all matters on at least a monthly basis or as warranted.

     Reorganized Debtor will provide the Post-Effective Date Board of Directors with quarterly reports concerning the status of the assets held by the Estate and the date of any proposed Interim Distributions. In addition, Reorganized Debtor shall give the Post-Effective Date Board of Directors at least thirty
(30) days written notification of the Final Distribution Date.

     Each member of the Post-Effective Date Board of Directors shall be entitled to receive reasonable fees and reimbursement for all reasonable costs and expenses incurred in carrying out his or her duties as appropriately determined by the Post-Effective Date Board of Directors. The Post-Effective Date Board of Directors shall be entitled to retain and consult with existing Debtor's counsel and such other professionals as may be deemed necessary by the Post-Effective Date Board of Directors to carry out its responsibilities under the terms of this Plan.

E. Cancellation and Reissuance of Notes, Instruments, Debenture

     On the Effective Date, except to the extent provided otherwise in this Plan, all notes, instruments, certificates and other documents evidencing Claims shall be canceled and deemed terminated. The Senior Notes and the Subordinated Notes shall be reissued by Reorganized Debtor in accordance with the terms of this Plan.

F. Funding this Plan

     Cash available for distribution to holders of Allowed Claims on or soon after the Effective Date. The Cash available for distribution on the Effective Date, or as soon thereafter as is practicable, to holders of Allowed Administrative Claims, Allowed Priority Claims, Allowed Class 1 Secured Claims, Allowed Class 2A General Unsecured Claims, Allowed Class 2B General Unsecured Claims, Allowed Class 3 Senior Notes Claims, and Allowed Class 4 Subordinated Note Claims will consist of the following and only the following:

     o    Cash remaining in the Estate from operation of the business;

     o Cash received from the sale or collection of the receivables securing the Wachovia Facility and the BofA Facility, the Servicing Business and Debtor-Owned Receivables;

     o Cash distributed from the master trust account (the "Master Trust Account") upon the Confirmation of the Plan in accordance with the Master Trust Account Agreement. The Master Trust Account Agreement, by and among UAC, SST, MBIA, and certain of UAC's subsidiaries, and acknowledged by the securitization trustees to the prior securitization transactions, executed in connection with the settlement reached with MBIA, provides the structure for all payments to UAC after Confirmation of this Plan pursuant to the Retained Interest including payment of approximately $5.2 million in servicer advances and approximately $12.5 million on Plan Consummation and additional distributions on the Retained Interest over the next 6.5 years. On each scheduled monthly payment date, after payment of all fees relating to the operation of the securitization trusts and Master

          Trust and servicing fees associated with the collection of Cash from the underlying receivables and after payment of interest to the Holders of the asset-backed securities issued in the securitization transactions, all proceeds collected from the receivables within UAC's securitization portfolio shall be used first to maintain the required collateral amounts in each of the credit enhancement spread accounts tied to each of UAC's securitizations. The Master Trust Account Agreement incorporates the concept of "cross-collateralization," under which all Cash collected from receivables within one securitization can be used for credit enhancement purposes for any other of UAC's prior securitizations if there are any deficiencies within a specific credit enhancement spread account. All cash flow in excess of the payment to the Holders of the asset-backed securities issued in the securitization, the cash retained in the collateral spread accounts and the payment of the fees associated with the operation of the Master Trust shall be initially accumulated to prescribed levels in the Master Trust Account Agreement to be available to fund cash requirements of the securitization trusts. Cash available in excess of such prescribed amounts will be distributed to UAC's estate pursuant to the Retained Interest, subject to certain restrictions contained in the Master Trust Account Agreement. A more detailed description of the structure for payments made from the Master Trust to UAC's estate pursuant to the Retained Interest is provided in the Disclosure Statement;

     o Cash received from repayment of the servicer advances under the securitization trusts or the Master Trust Account Agreement;

     o    Collections of dealer premium rebates;

     o Cash received in the form of federal, state and local tax refunds. Debtor anticipates a tax refund in the approximate amount of $10.2 million in respect of losses incurred in its fiscal year ended June 30, 2003 which federal tax refund is anticipated to be received not later than the 1st quarter of 2004; and

     o    Cash received from liquidation of miscellaneous assets

     Any amounts received by the Reorganized Debtor after the Effective Date in connection with any investments by the holders of the Equity Interest, any permitted indebtedness and any value created thereby, shall be maintained in separate accounts and shall not be commingled with funds identified above as being available for distribution to holders of Allowed Claims and shall not be used to make distributions to the holders of Allowed Claims unless otherwise agreed by the Reorganized Debtor and approved by a majority in voting power of the holders of the Equity Interests.

                                  ARTICLE VI.
                       PROVISIONS REGARDING DISTRIBUTIONS

A. Escrow Accounts and Distributions

     On the Effective Date, Debtor shall establish and fund the Professional Compensation Escrow Account, the Litigation Escrow Account and the Disputed Claims Escrow Account. Before any distributions are made under this Plan, Debtor shall reserve from the Net Estate Proceeds the amounts necessary to ensure the payment of all Professional Compensation, Allowed Litigation Claims and Allowed Disputed Claims under this Plan.

     Reorganized Debtor will make the required distributions under this Plan. Debtor will make distributions to Classes 1, 2A, 2B and 3 on the Effective Date or as soon thereafter as is practicable. Reorganized Debtor shall administer all remaining property and assets of the Estate. The Interim Distributions made to Classes 2A, 3, and 4 over the course of this Plan shall be made from the Net Estate Proceeds. The Interim Distributions shall be made pro rata to all Holders of Classes 2A and 3 Allowed Claims in the manner described in Section II(B) until such time as the Class 3 Allowed Claims are paid in full, then pro rata to all Holders of Class 2A and 4 Allowed Claims in the manner described in Section II(B) until such time as the Class 2A and Class 4 Allowed Claims are paid in full.

     Payments, other than Interim Distributions, required or permitted to be made by Reorganized Debtor pursuant to this Plan during the period from the Effective Date to the Final Distribution Date shall be made from the Operating Reserve, the Professional Compensation Escrow Account, the Litigation Escrow Account, or the Disputed Claims Escrow Account, as applicable.

     Unless the Entity receiving a payment agrees otherwise, Debtor or Reorganized Debtor, as applicable, at its election will make any payment in Cash to be made by the Estate by check drawn on a domestic bank or by wire transfer from a domestic bank.

B. Delivery of Distributions

     Subject to the provisions of Bankruptcy Rule 2002(g), and except as otherwise provided herein, distributions and deliveries to Holders of Allowed Claims shall be made at the address of each such Holder set forth on Debtor's books and records unless superseded by the address set forth on Proofs of Claim Filed by any such Holder, or at the last known address of such a Holder if no Proof of Claim is Filed or if Debtor has been notified in writing, via certified mail, of a change of address. Except as further provided by this Plan or the Bankruptcy Code, Debtor will make all distributions in accordance with the provisions of the applicable promissory note, note purchase agreement or analogous instrument or agreement, if any.

C. Undeliverable Distributions

     1.   Holding of Undeliverable Distributions

     If any distribution to any Holder is returned to either Debtor or Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until Debtor or

Reorganized Debtor, as applicable, is notified, in writing, via certified mail, of such Holder's then-current address. All Entities ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in this Plan shall require Debtor or Reorganized Debtor to attempt to locate any Holder of an Allowed Claim.

     2. Failure to Claim Undeliverable Distributions

     Any Holder of an Allowed Claim that does not assert its rights pursuant to this Plan to receive a distribution within six (6) months from and after the date such distribution is returned as undeliverable shall have such Holder's Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against Debtor, Reorganized Debtor, or the Estate. In such case, any consideration held for distribution on account of such Claim or Interest shall revert to the Estate for distribution to the other beneficiaries of the Estate in accordance with the terms of this Plan.

D. Compliance with Tax Requirements/Allocation

     To the extent applicable, Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

E. Time Bar to Cash Payments

     Checks issued by Debtor or Reorganized Debtor, as applicable, on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to Debtor or Reorganized Debtor, as applicable, by the Holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made within six (6) months from and after the date of issuance of such check. After such date, all Claims in respect of voided checks shall be discharged and forever barred and the Estate shall retain all monies related thereto for distribution to the beneficiaries of the Estate in accordance with the terms of this Plan.

F. Distributions after Effective Date

     Distributions made after the Effective Date to Holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be deemed to have been made on the Effective Date. Unless otherwise specifically provided in this Plan, Debtor shall not be obligated to pay interest on account of any Claim not paid on the Effective Date other than interest accumulating on the Restructured Senior Notes and Restructured Subordinated Notes.

G. Fractional Dollars; De Minimis Distributions

     Notwithstanding anything contained herein to the contrary, payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest dollar (up or down), with half dollars being rounded down. Debtor or Reorganized Debtor, as applicable, will not be required to make any payment of less than two hundred fifty dollars ($250.00) with respect to any Allowed Claim unless a request therefor is made in writing to Debtor on or before ninety (90) days after the Effective Date.

H.   Set-Offs

     Debtor or Reorganized Debtor, as applicable, may, pursuant to sections 502(d) or 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to this Plan on account thereof (before any distribution is made on account of such Claim), the Claims, rights and Causes of Action of any nature that Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a set-off nor the allowance of any Claim hereunder shall constitute a waiver or release by Debtor or Reorganized Debtor of any such claims, rights and causes of action that Debtor or Reorganized Debtor may possess against such Holder; and, provided, further, that nothing contained in this Plan is intended to limit the rights of any Creditor to effectuate a set-off prior to the Effective Date in accordance with the provisions of sections 362 and 553 of the Bankruptcy Code.

I. Preservation of Subordination Rights

     All subordination rights and claims relating to subordination of the Allowed Claim of any Creditor or Equity Interest shall remain valid, enforceable and unimpaired in accordance with section 510 of the Bankruptcy Code or otherwise, except as otherwise provided in this Plan. Such rights shall be reflected in the Restructured Senior Notes and in the Restructured Subordinated Notes.

J. Waiver by Creditors of All Subordination Rights

     Except as otherwise ordered by the Bankruptcy Court (or as provided in the immediately preceding Paragraph I), each Holder of a Claim shall be deemed to have waived all contractual, legal and equitable subordination rights that such Holder may have, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, with respect to any and all distributions to be made under this Plan, and all such contractual, legal or equitable subordination rights that each Holder of a Claim has individually and collectively with respect to any such distribution made pursuant to this Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.

K. Settlement of Claims and Controversies

     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of claims or controversies relating to the contractual, Legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim with respect thereto, or any distribution to be made on account of such an Allowed Claim.

L. Discharge of Claims

     Except as otherwise provided herein: (a) the rights afforded herein and the treatment of all Claims and Equity Interests herein, shall be in exchange for and in complete satisfaction, discharge and release of, all Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against Debtor or any of its assets or properties, (b) on the Effective Date, all such Claims against, and Equity, Interests in, Debtor shall be satisfied, discharged and released in full, and
(c) all Persons shall be precluded from asserting against Debtor, the Estate, their successors or their assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Payment of all Claims or other amounts due under the Plan shall be made in accordance with the terms of the Plan, the Restructured Senior Notes, the Restructured Subordinated Notes, the Senior Accrual Notes, the Subordinated Accrual Notes and, with respect to the Class 2 Claims, in accordance with the provisions of the Plan.

                                  ARTICLE VII.
                PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT
                   AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

A. Objections to Claims; Prosecution of Disputed Claims

     Debtor, Reorganized Debtor, or the Estate, as applicable, shall object to the allowance of Claims or Equity Interests Filed with the Bankruptcy Court with respect to which they dispute liability or allowance in whole or in part. All objections shall be litigated prior to Final Order; provided, however, that Debtor or Reorganized Debtor shall have the authority to file, settle, compromise or withdraw any objections to Claims, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, Debtor or Reorganized Debtor, as the case may be, will file and serve all objections to Claims as soon as practicable.

     Notwithstanding the foregoing, Debtor or Reorganized Debtor, on behalf of the Estate, shall have the exclusive right for a period of sixty (60) days from Plan Confirmation to file objections to, withdraw or commence litigation regarding the allowance of Claims provided, however, that Debtor shall have the right to seek extension of the such objection period.

B. Estimation of Claims

     Reorganized Debtor, on behalf of the Estate, may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to
section  502(c)  of  the  Bankruptcy   Code  regardless  of  whether  Debtor  or
Reorganized Debtor previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as is determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, Debtor, Reorganized Debtor or the Estate may pursue supplementary proceedings to object to the allowance or ultimate payment of such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C. Controversy Concerning Impairment

     If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine that controversy before the Confirmation Date.

D. Payments and Distributions on Disputed Claims

     Notwithstanding any provision herein to the contrary, except as otherwise agreed to by Reorganized Debtor, in its sole discretion, no partial payments or partial distributions will be made in satisfaction of a Disputed Claim until it is resolved by settlement or Final Order.

     Notwithstanding the foregoing, Reorganized Debtor will set aside such portion of Cash as necessary to provide required distributions for each Holder as if that Disputed Claim were an Allowed Claim, either based upon the amount of the Claim as filed with the Bankruptcy Court or the amount of the Claim as estimated by the Bankruptcy Court.

     Twenty calendar days after the calendar quarter in which a Disputed Claim becomes, in whole or in part an Allowed Claim, Reorganized Debtor shall distribute to the Holder thereof the distributions, if any, to which such Holder is then entitled under this Plan. Such distribution, if any, will be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order. No interest will be paid on Disputed Claims that later become Allowed or with respect to any distribution in satisfaction thereof to a Holder.

                                 ARTICLE VIII.
                            RETENTION OF JURISDICTION

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest (as applicable), including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims;

     2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

     3. resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract and unexpired lease to which Debtor is party or with respect to which Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

     4. resolve any matters related to disputes arising in or out of the Sales or future sales of Reorganized Debtor's remaining assets;

     5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions hereof;

     6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Debtor that may be pending on the Effective Date, or that, pursuant to this Plan, may be instituted by Reorganized Debtor or the Estate after the Effective Date; provided however that Debtor and the Estate shall reserve the right to commence collection actions, actions to recover receivables and other similar actions in all appropriate jurisdictions;

     7. enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan or the Disclosure Statement;

     8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person's or Entity's obligations incurred in connection with this Plan;

     9. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan, except as otherwise provided herein;

     10. resolve any cases, controversies, suits or disputes with respect to the injunction contained in Article IX hereof or any other similar provisions contained herein and enter any orders that may be necessary or appropriate to implement such releases, injunction and other provisions;

     11. enter and implement any orders that are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

     12. determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan or the Disclosure Statement; and

     13. enter an order and/or final decree concluding the Chapter 11 Case.

                                  ARTICLE IX.
                            MISCELLANEOUS PROVISIONS


A. Modification of Plan

     Modification of or amendments to this Plan may be Filed with the Bankruptcy Court no later than two days before the Confirmation Hearing. Any such modification or supplement shall be considered a modification of this Plan and shall be made in accordance with the terms of this Plan. Upon its Filing, this Plan and any modifications or supplements thereof, may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Equity Interests may obtain a copy of the modification of Plan by contacting the Solicitation Agent at 1-888-909-0100 or review such documents on the Internet at www.bmccorp.net. The documents in any Plan supplement or modification are an integral part of this Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

     Subject to the limitations contained in this Plan:

     1. Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and

     After the entry of the Confirmation Order, Reorganized Debtor, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

B. Effectuating Documents, Further Transactions and Corporation Action

     Debtor is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the notes and securities issued pursuant hereto.

     Prior to, on or after the Effective Date (as appropriate), all matters provided for hereunder that would otherwise require approval of the Equity Interest Holders, the directors of Debtor, or Post-Effective Date Board of Directors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the Business Corporation Law of the State of Indiana without any requirement of further action by the Equity Interest Holders, directors of Debtor, or Post-Effective Date Board of Directors.

C. Dissolution of Creditors' Committee

     Upon the Effective Date, the Creditors' Committee shall dissolve, except with respect to any appeal of an order in the Chapter 11 Case and applications for payment of Professional Compensation, and members of the Creditors'
Committee shall be released and discharged from all rights, duties and liabilities arising from, or related to, the Chapter 11 Case.

D. Formation and Operation of Plan Committee

     Upon the Effective Date, the Plan Committee shall be formed. The Plan Committee shall consist of not fewer than three (3) members to be appointed by the Creditors' Committee and may adopt by-laws governing its conduct. For so long as the Claims reconciliation process shall continue, Reorganized Debtor shall make regular reports to the Plan Committee as and when Reorganized Debtor and the Plan Committee may reasonably agree upon. The Plan Committee may employ, without further order of the Court, professionals reasonably necessary to assist it in carrying out its duties as limited above, including any professionals previously retained by the Committee and Reorganized Debtor shall pay the reasonable costs and expenses of the Plan Committee, including reasonable professional fees, in the ordinary course without further order of the Court. The Plan Committee shall be deemed to be the "Creditor Representative" under the Master Trust Account Agreement (and related agreements) from and after the Effective Date and shall designate a successor to serve as such "Creditor Representative" at such time as the Plan Committee shall cease to exist.

E. The Post-Effective Date Equity Committee

     Unless procedures for the sale or other disposition of the Retained Interests are approved by the Bankruptcy Court prior to the Effective Date, the Equity Committee shall continue in existence after the Effective Date solely for the following limited purposes: (a) participating in any appeal from or motion for reconsideration or review of any order in the Chapter 11 Case and in any proceedings or contested matter with respect to the allowance of fees and expenses pursuant to sections 328, 330 or 331 of the Bankruptcy Code; and (b) participating in any proceeding or contested matter relating to the sale or refinancing of the Retained Interest and any appeal or motion for reconsideration or review with respect thereto.

     The Equity Committee shall have the authority to retain such professionals as it reasonably believes necessary to assist it in carrying out its duties with respect to the foregoing matters, including such professionals previously retained by the Equity Committee, and the Reorganized Debtor shall pay the reasonable costs and expenses of the Equity Committee, including reasonable professional fees and costs, in the ordinary course without further order of the Court.

     The Equity Committee shall dissolve and its members shall be and be deemed to have been released and discharged from all duties, responsibilities and liabilities arising from or related to the Chapter 11 Case and its pre and post-Effective Date activities related thereto upon the earlier of (i) approval of procedures for the sale or other disposition of the Retained Interests, (ii) the affirmative vote of a majority of its then-existing members, or (iii) September 30, 2005.

F. Payment of Statutory Fees

     All fees payable pursuant to section 1930(a) of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed or closed, whichever occurs first.

G. Revocation of Plan

     Debtor reserves the right to revoke or withdraw this Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If Debtor revokes or withdraws this Plan, or if Confirmation or Consummation does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant hereto, shall be deemed null and void, and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, Debtor or any other Person,
(ii) prejudice in any manner the rights of Debtor or any other Person, or (iii) constitute an admission of any sort by Debtor or any other Person.

H. Successors and Assigns

     The rights, benefits and obligations of any Person or Entity named or referred to herein shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

I. Reservation of Rights

     Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by Debtor with respect to this Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

J. Releases by Debtor

     Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the officers, directors, employees, members, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Company, the Creditors' Committee, and the Equity Committee, present and former, in each case in their capacity as such (the "Releasees") to facilitate our expeditious reorganization and the implementation of the restructuring contemplated by the Plan, the Releasees, on and after the Effective Date, are deemed released by the Debtor and the Reorganized Debtor from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtor, the Reorganized Debtor and any subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other person or entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence (except for gross negligence, recklessness or willful misconduct) taking place on or before the Effective Date.

K. Exculpation; Indemnification

     Debtor, the Releasees, the Creditors' Committee, the Equity Committee, and employees, agents, members and professionals of each of the foregoing (acting in such capacity only) shall neither have, nor incur, any liability to any person or entity for any pre or post-petition act taken or omitted to be taken in connection with, or related, to the formulation, negotiation, preparation, dissemination, implementation, administration, Confirmation or Consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other pre- or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring, so long as, in each case such action, or failure to act, did not constitute gross negligence, recklessness or willful misconduct. Any act or omission taken with the approval of the Bankruptcy Court will be conclusively deemed not to constitute gross negligence, recklessness, or willful misconduct. This section is not intended to affect the police and regulatory activities of governmental regulatory agencies.

L. Injunction

     Except as otherwise expressly provided in the Plan or obligations issued pursuant to the Plan, all Persons that have held, hold or may hold Claims against or Equity Interests in Debtor or any claims against any Person with respect to claims or assertions that are in any way derivative of or through the Debtor are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against Debtor; (b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against Debtor; (c) creating, perfecting, or enforcing any encumbrance of any kind against Debtor, or the property or estate of Debtor; (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to Debtor or against the property or estate of Debtor with respect to any such Claim or Equity Interest except as part of the Claims resolution process; and (e) commencing or continuing in any manner any action or other proceeding of any kind against Debtor in respect of any Claim or Cause of Action released or settled hereunder.

M. Indemnification of Directors, Officers and Employees

     The Debtor's obligations to indemnify any person serving at any time on or prior to the Effective Date as one of the Debtor's directors, officers or employees by reason of such person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's articles of incorporation, certificates of formation, corporate charters, bylaws and similar corporate documents as in effect as of the date of entry of the Confirmation Order, by a written agreement with the Debtor or under Indiana state corporate law, shall be deemed and treated as executory contracts that the Reorganized Debtor shall assume pursuant hereto and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. Without limiting the foregoing and in addition to the foregoing, the Reorganized Debtor shall assume all indemnity obligations referred to herein. As such, this Plan, in effect provides administrative claim treatment for pre-petition indemnification claims, if any, based on substantial contributions made by the Debtor's directors, officers, and/or employees.

N. Assumption of D&O Insurance Policies

     All directors' and officers' liability insurance policies ("D&O Insurance Policies") maintained by Debtor are hereby assumed. Entry of the Confirmation Order shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. Reorganized Debtor shall have the authority, in its sole discretion, to maintain from the Effective Date D&O Insurance Policy coverage for the categories of individuals covered, as of the Petition Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to this Plan.

O. Section 1146 Exemption

     Pursuant to section 1146(c) of the Bankruptcy Code, under this Plan, (i) the issuance, distribution, transfer or exchange of any debt, equity security or other interest in Debtor; (ii) the creation, modification, consolidation or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment or recording of any lease or sublease; or (iv) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan shall not be subject to any document recording tax, mortgage recording tax, stamp tax or similar government assessment, and the appropriate state or local government official or agent shall be directed by the Bankruptcy Court to forego the collection of any such tax or government assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or government assessment.

     All subsequent issuances, transfers or exchanges of securities, or the making or delivery of any instrument of transfer by Debtor or Reorganized Debtor, as applicable, in this Chapter 11 Case, whether in connection with a sale under section 363 of the Bankruptcy Code or otherwise, shall be deemed to be or have been done in furtherance of this Plan.

P. Restricted Securities

     The Restructured Senior Notes, Restructured Subordinated Notes, the Senior Accrual Notes and the Subordinated Accrual Notes are not required to be registered under the Securities Act of 1933, as amended, in reliance upon an exemption afforded by Section 4(2) of such Act. The Restructured Senior Notes, Restructured Subordinated Notes, the Senior Accrual Notes and the Subordinated Accrual Notes will constitute "restricted securities" as defined in Rule 144 under the Securities Act. Section 1145(a) of the Bankruptcy Code shall not be deemed to apply to the issuance of the Restructured Senior Notes or Restructured Subordinated Notes.

Q. Further Assurances

     All Holders of Claims receiving distributions hereunder, Debtor, the Equity Interest Holders, and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

R. Service of Documents

     Any pleading, notice or other document required by this Plan to be served on or delivered to Debtor or Reorganized Debtor, as applicable, shall be sent by first class U.S. mail, postage prepaid to:

Union Acceptance Corporation
250 N. Shadeland Avenue
Indianapolis, IN 46219
Attn: President


with copies to:

Kirkland & Ellis LLP
777 S. Figueroa Street
Los Angeles, CA 90017
Attn: Michael I. Gottfried, Esq.



Barnes & Thornburg
11 South Meridian Street
Indianapolis, IN 46204
Attn: Michael K. McCrory, Esq.



Creditors' Committee/Plan Committee
Bingham & McCutchen LLP
1120 20th Street, N.W., Suite 800
Washington, DC 20036
Attn:  Peter D. Schellie



and



Equity Committee
Shaw Gussis Fishman Glantz Wolfson & Towbin LLC
111 E. Wacker Drive, Suite 2600
Chicago, Illinois 60601
Attn: Steven B. Towbin

S. Transactions on Business Days

     Whenever any distribution to be made under this Plan is due on a day other than a Business Day, Debtor or Reorganized Debtor, as applicable, will make each such distribution, without interest, on the immediately succeeding Business Day, but will be deemed to have made such distribution on the date due.

T. Filing of Additional Documents

     On or before the Effective Date, Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

U. Post-Effective Date Fees and Expenses

     From and after the Effective Date, Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable Professional Compensation and expenses incurred by the Estate related to the Consummation and to the implementation of this Plan.

V. Severability

     The provisions of this Plan shall not be severance unless such severance is agreed to by Debtor or Reorganized Debtor, as applicable, and such severance would constitute a permissible modification of this Plan pursuant to section 1127 of the Bankruptcy Code.

W. Conflicts

     To the extent any provision of the Disclosure Statement, or any document executed in connection therewith or any documents executed in connection with the Confirmation Order (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing) conflicts with, or is in any way inconsistent with, the terms of this Plan, the terms and provisions of this Plan shall govern and control, provided however that nothing in this Plan shall be deemed to modify or supercede any of the terms of the Master Trust Account Agreement.

X. Term of Injunctions or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and still extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Y. Entire Agreement

     This Plan, and any supplements or amendments hereto, supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

Z. Closing of the Chapter 11 Case

     The Estate shall promptly, upon the full administration of the Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case.


Dated:  August 5, 2003             Respectfully Submitted,

                                   UNION ACCEPTANCE CORPORATION



                                   By:/s/ John Eggemeyer
                                      -----------------------------------
                                      Name:   John Eggemeyer
                                      Title:  Chairman of the Board of Directors

Prepared by:



James H.M. Sprayregen, P.C.
Joseph U. Schorer (Admitted pro hac vice)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, IL 60601-6636
(312) 861-2000 (telephone)
(312) 861-2200 (facsimile)



Michael I. Gottfried (Admitted pro hac vice)
KIRKLAND & ELLIS LLP
777 South Figueroa Street
Los Angeles, CA 90017
(213) 680-8400 (telephone)
(213) 680-8500 (facsimile)



Michael K. McCrory
Wendy D. Brewer
BARNES & THORNBURG LLP
11 South Meridian Street
Indianapolis, IN 46204
(317) 236-1313 (telephone)
(317) 231-7433 (facsimile)



Counsel for Debtor and Debtor-in-Possession
Dated: August 6, 2003